Exhibit 10.19

Confidential Document	Execution Version

* CERTAIN INFORMATION, MARKED BY BRACKETS AND AN ASTERISK, IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

AMENDED AND RESTATED

PREFERRED PARTNERSHIP AGREEMENT

dated as of

December 27, 2010

between

BrightSource Energy, Inc.

and

ALSTOM Power Inc.

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*	Confidential Treatment Requested

-i-

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TABLE OF CONTENTS

(continued)

-ii-

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TABLE OF CONTENTS

(continued)

		Page

12.8	Applicable Law	28

12.9	Counterparts	28

12.10	Survival	28

12.11	Non-Use of Trademarks	28

12.12	Expenses	28

12.13	Third Parties	28

-iii-

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AMENDED AND RESTATED

PREFERRED PARTNERSHIP AGREEMENT

THIS AMENDED AND RESTATED PREFERRED PARTNERSHIP AGREEMENT (this “Agreement”), dated as of December 27, 2010 (the “Effective Date”), is executed and entered into by and between BrightSource Energy, Inc., a Delaware corporation (“BSE”), for itself and on behalf of its Affiliates including BrightSource Industries (Israel), Ltd. (“BSII”), and ALSTOM Power Inc. (“Alstom”), a Delaware corporation. BSE and Alstom are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

A. BSE and Alstom have agreed to align their interests in a strategic cooperation that leverages each Party’s core strengths and advances the Parties’ goal of developing a leading position in the worldwide market for concentrating solar power.

B. Alstom has made an investment into BSE under a Series D Preferred Stock Purchase Agreement, dated as of May 19, 2010, pursuant to which Alstom purchased BSE Series D preferred stock (the “Series D Stock Agreement”), and a Convertible Note, dated as of May 19, 2010, issued by BSE to Alstom (the “Note”, and together with the Series D Stock Agreement, the “Series D Investment”), which was converted into additional shares of BSE Series D preferred stock on August 31, 2010. In addition, Alstom Power Inc. will be making an investment in BSE Series E preferred stock concurrently with or immediately following the execution of this Agreement (the “Series E Investment”).

C. The Parties entered into the Preferred Partnership Agreement, dated as of August 31, 2010 (the “Original PPA”), setting forth the terms and conditions under which the Parties agreed to jointly market and sell solar tower thermal electric power plant projects in certain territories. In addition, the parties entered into the Preferred Turbine Supplier Agreement, dated as of August 31, 2010 (the “Original PSA”). Contemporaneously with the entry into this Agreement, Alstom and BSE are entering into an Amended and Restated Preferred Equipment Supply Agreement (the “A&R PSA”).

D. The Parties wish to amend and restate the Original PPA in its entirety in order to reflect certain changes in the agreements between them.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations and warranties herein contained, the Parties, intending to be legally bound, hereby agree as follows:

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ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms. Initially capitalized terms used in this Agreement shall have the following meanings, unless the context clearly requires otherwise:

“AAA” has the meaning set forth in Section 8.2.

“Accepted Project Opportunity” has the meaning set forth in Section 3.2.3.

“Affiliate” means, with respect to any Person, any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of the foregoing, “control,” “controlled by” and “under common control with,” with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership, directly or indirectly, of more than 50% of the voting securities or partnership interests in such Person.

“Agreement” means this Amended and Restated Preferred Partnership Agreement, including all Exhibits attached hereto.

“Alstom” has the meaning given in the preamble to this Agreement.

“Alstom-BSE Subcontract” has the meaning set forth in Section 9.3.1.

“Alstom Competitor” has the meaning set forth in Section 6.2.1.2.

“A&R PSA” has the meaning set forth in the recitals to this Agreement.

“Base Countries” means the following countries: [*].

“BSE” has the meaning given in the preamble to this Agreement.

“BSE Technology” means the solar tower thermal electric generating technology developed and owned or controlled by BSE and/or BSII, where “controlled” for purposes of this definition means having the right to grant the rights set forth in this Agreement without having to pay any additional or incremental royalties or fees to a third party.

“BSII” has the meaning given in the preamble to this Agreement.

“Change of Control Transaction” means any transaction or series of related transactions that constitutes: (i) the sale or lease of all or substantially all of BSE’s business or assets to an acquiring entity; (ii) any merger, consolidation, share exchange, recapitalization, business combination or other transaction to which BSE is subject resulting in the exchange or sale of all

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or substantially all of the outstanding shares of BSE or other consideration paid, issued, or caused to be issued, by the acquiring entity; or (iii) an acquiring entity having obtained beneficial ownership of fifty percent (50%) or more of the outstanding voting securities of BSE; provided, that a “Change of Control Transaction” will not be deemed to have occurred (A) if in any of cases (ii) or (iii), as a result of such transaction or transactions, (1) the stockholders of BSE as of the date prior to the closing of such transaction or series of transactions, in the aggregate, directly or indirectly hold more than fifty percent (50%) of the voting securities in BSE or, if BSE is no longer in existence, the surviving entity, outstanding immediately after the closing of such transaction or series of transactions, and (2) no Alstom Competitor holds, directly or indirectly, a majority of the voting securities in BSE or, if BSE is no longer in existence, the surviving entity, outstanding immediately after the closing of such transaction or series of transactions; (B) by virtue of Alstom or an Alstom Affiliate at any time holding more than fifty percent (50%) of the voting securities in the surviving entity in such transaction consummated by BSE or its parent, or (C) by virtue of any initial public offering of BSE’s equity securities or any offering of newly-issued securities after such initial public offering.

“Client” means the Person for whom the EPC Work will be or is performed, including as applicable utilities, sponsors (in the form of a special purpose company) and public bodies.

“Client Contract” means has the meaning set forth in Section 4.3.

“Commercial Implementation of the BSE Technology” has the meaning set forth in Section 6.2.2.1.

“Commercial Operation Date” has the meaning set forth in Section 6.2.3.3.

“Confidential Information” means (a) the terms and conditions (but not the existence) of this Agreement, and (b) information or material that is disclosed by one Party or its Affiliate to another Party or its Affiliate, whether before or after the Effective Date, either directly or indirectly, in writing, orally or by inspection of tangible objects (including, without limitation, documents, prototypes, samples, materials and equipment), which if disclosed in writing or tangible form is marked as “Confidential,” or with some similar designation, or is confidential in nature. Confidential Information may also include information received by the disclosing Party or its Affiliate from third parties under restrictions of confidentiality. Confidential Information includes any copies, notes, summaries, reports, analyses, compilations, studies and other information or material derived by the receiving Party in whole or in part from information or material described in the foregoing sentences. Notwithstanding the foregoing, “Confidential Information” shall not include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing Party; (ii) becomes publicly known and made generally available after disclosure by the disclosing Party to the receiving Party through no action or inaction of the receiving Party; (iii) is already in the possession of the receiving Party at the time of disclosure by the disclosing Party as shown by the receiving Party’s files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving Party in good faith from a third party without breach of confidentiality obligations; or (v) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information, as shown by documents and other competent

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evidence in the receiving Party’s possession and prepared contemporaneously with such independent development.

“Consortium Agreement” has the meaning set forth in Section 4.3.

“Consortium Members” has the meaning set forth in Section 4.2.3.

“Counter-Notice” has the meaning set forth in Section 9.5.4.2(a).

“Covered Project” has the meaning set forth in Section 9.5.1.

“Dispute” has the meaning set forth in Section 8.1.

“Effective Date” has the meaning given in the preamble to this Agreement.

“Energy Output Model” has the meaning set forth in Section 6.2.2.1.

“EPC Work” means the engineering, procurement and construction of a solar tower thermal electric power plant, including the design, procurement and delivery of equipment, construction, installation, commissioning, testing, provision of warranty and all other work or services required for a turnkey project. For the avoidance of doubt, EPC Work includes the installation of the Solar Field.

“Escrow Agent” means [*] or any other mutually agreed escrow agent reasonably acceptable to both Parties.

“Escrow Agreement” has the meaning set forth in Section 9.5.1.

“Escrow Materials” has the meaning set forth in Section 9.5.2.

“Escrow Materials License” has the meaning set forth in Section 9.5.4.3.

“Financial Closing Model” has the meaning set forth in Section 6.2.2.1.

“Gross Negligence” has the meaning set forth in Section 7.2.

“IEDD” has the meaning set forth in Section 6.2.2.1.

“Intellectual Property Rights” means rights arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (a) all patents and patent rights; (b) all (i) designs (whether or not capable of registration), (ii) mask works rights and copyrights, and applications therefor, and (iii) other forms of statutory or common law protection of any kind as well as trade secrets or other industrial and intellectual property rights, in all jurisdictions, where applicable; and (c) renewals and extensions for any of the foregoing in clause (b) above, but specifically excluding registered and unregistered trademarks, service marks and trade dress.

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“Ivanpah Projects” means the projects that BSE is currently developing that are located in San Bernardino County, California.

“Joint Confidential Information” has the meaning set forth in Section 9.3.2.3.

“Joint IP” has the meaning set forth in Section 9.3.2.3.

“Joint Proposal” has the meaning set forth in Section 4.2.1.

“Note” has the meaning given in the recitals to this Agreement.

“Notice to Proceed” means a notice under an EPC contract that has been awarded to the Parties (or Alstom, if Alstom acts as the sole EPC contractor) whereby the EPC contractor is instructed to proceed with the EPC Work contemplated thereunder.

“Original PPA” has the meaning given in the recitals to this Agreement.

“Original PSA” has the meaning set forth in the recitals to this Agreement.

“Party” or “Parties” has the meaning given in the preamble to this Agreement.

“Person” means any legal or natural person, including any individual, corporation, partnership, limited liability company, trust, governmental or international body or agency, or other entity.

“Placement in Service Date” has the meaning set forth in Section 6.2.1.5.

“Power Island Equipment” typically includes the auxiliary steam generator and auxiliaries; steam turbine and auxiliaries; gas turbine and auxiliaries (in the case of a hybrid plant); gas turbine dependent heat recovery steam generator (in the case of a hybrid plant); electrical generators and auxiliaries; foundation design for turbine-generator and auxiliaries; condenser, including vacuum system; by-pass system; condensate system, including tank, pumps, and polisher; LP and HP preheaters; deaerator; BFW pumps; cooling water system; MV and LV electrical system, including feed to SF, SRSG and BOP; instrumentation and control; erection supervision; and commissioning and start-up, to be integrated into the overall plant commissioning and start-up.

“Pre-existing IP” has the meaning set forth in Section 9.3.2.1.

“Project” means a project for a solar tower thermal electric power plant.

“Project Costs Model” has the meaning set forth in Section 6.2.3.3.

“Project Coordination Committee” has the meaning set forth in Section 2.1.

“Project Opportunity” means a project in one of the Base Countries involving (or potentially involving) a solar tower thermal electric power plant [*] which is presented or offered to either of the Parties or an Affiliate of a Party by any third party

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during the term of this Agreement, provided that such project includes, at a minimum, the opportunity to supply and construct the Solar Field (or its equivalent) and supply the other electric power generating equipment, as applicable. A Project Opportunity may also include EPC Work, equity investment and operations and maintenance services.

“Proposal” shall mean a legally binding offer submitted or to be submitted to a Client.

“Release Event” has the meaning set forth in Section 9.5.4.1.

“Release Notice” has the meaning set forth in Section 9.5.4.2.

“Rules” has the meaning set forth in Section 8.2.

“Series D Stock Agreement” has the meaning given in the recitals to this Agreement.

“Series D Investment” has the meaning given in the recitals to this Agreement.

“Series E Investment” has the meaning given in the recitals to this Agreement.

“Solar Field” means that portion of a Project Opportunity involving procurement and/or fabrication of the heliostats, all mounting and tracking systems for the heliostats, the electrical system and the control software.

“Sole IP” has the meaning set forth in Section 9.3.2.2.

“Successor” means any Person that consummates a Change of Control Transaction with BSE or otherwise succeeds to all or substantially all of the business and assets of BSE.

“Successor Intellectual Property” means the Technology and/or Intellectual Property Rights owned or controlled by a Successor, or by an Affiliate of a Successor, which Technology and/or Intellectual Property Rights were owned or controlled by the Successor or its Affiliate prior to the effective date of a Change of Control Transaction or other transaction giving rise to a Person becoming a Successor; where “controlled” for purposes of this definition means having the right to grant licenses as set forth in Section 9.5. With respect to a particular Covered Project, “Successor Intellectual Property” also includes such Technology and/or Intellectual Property Rights owned or controlled by a Successor (or an Affiliate of a Successor) after the date when the Change of Control Transaction or other transaction giving rise to the Person becoming a Successor is consummated (exclusive of the Technology and/or Intellectual Property Rights that qualified as Escrow Materials in relation to that Covered Project immediately before the date when the Change of Control Transaction or other transaction giving rise to the Person becoming a Successor is consummated).

“System License” has the meaning set forth in Section 9.4.

“Technology” means all works of authorship, software, technology, inventions, know-how, designs, methods and processes.

“Threshold” has the meaning set forth in Section 3.4.1.

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1.2 Construction of Terms. As used in this Agreement, the terms “herein,” “herewith” and “hereof” are references to this Agreement, taken as a whole; the terms “include,” “includes” and “including” shall mean “including, but not limited to;” and references to a “Section,” “subsection,” “clause,” “Article,” or “Exhibit,” shall mean a Section, subsection, clause, Article, or Exhibit of this Agreement (including all paragraphs and provisions therein), as the case may be, unless in any such case the context clearly requires otherwise. All references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made, and reference to a law or regulation includes any amendment of modification thereof. A reference to a Person includes its successors and permitted assigns. The singular shall include the plural and the masculine shall include the feminine, and vice versa. Words importing persons or parties shall include firms, corporations, partnerships, limited liability companies, and any other organization or entity having legal capacity.

ARTICLE 2

PROJECT COORDINATION COMMITTEE

2.1 Purpose and Composition. The Parties shall establish a committee with the roles set forth in Section 2.3 below (the “Project Coordination Committee”). The Project Coordination Committee shall be comprised of four members who shall be: (i) two BSE representatives appointed by BSE, and (ii) two Alstom representatives appointed by Alstom. Until the Project Coordination Committee is established in accordance with this Section 2.1, BSE’s initial representatives shall be [*] and Alstom’s initial representatives shall be [*]. Each Party may replace either of its representatives at any time, effective immediately upon notice to the other Party.

2.2 Meetings. The Project Coordination Committee shall convene every [*] (or more frequently if requested by either Alstom or BSE), either in person, by telephone conference, or video conference. A meeting of the Project Coordination Committee shall be held following a minimum of five (5) business days prior written notice (which notice may be given via electronic mail) to the respective Party’s representatives on the Project Coordination Committee (notwithstanding the provisions of Section 11.1), or such shorter period of time which the members of the Project Coordination Committee may unanimously agree upon. The Project Coordination Committee shall record the minutes of each meeting and such minutes shall be circulated to the members of the Project Coordination Committee within five (5) business days following the meeting for review and comment. Thereafter, at the next meeting of the Project Coordination Committee, such minutes shall be considered for approval.

2.3 Roles and Responsibilities. The Project Coordination Committee shall be a forum for regular discussions of joint marketing and development efforts, Project Opportunities and joint Projects among the Parties. More specifically, the Project Coordination Committee shall have the following duties:

2.3.1 Establish sales and marketing capabilities in the Base Countries for the anticipated Project Opportunities based on the marketing plan set forth in Exhibit C, including

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identifying key individuals in the Parties’ respective organizations who will be the primary contact people in each country in the Base Countries.

2.3.2 Present and review the potential Project Opportunities of which each Party is aware to determine the mutually preferred approach for each such potential Project Opportunity. The Project Coordination Committee shall decide how to proceed in respect of each such Project Opportunity, including whether or not to proceed and the manner and timing, until the Parties’ respective Go / No Go decision as described in Section 3.2 is taken.

2.3.3 Coordinate, to the extent necessary, the Parties’ respective Go / No Go and Bid / No Bid decisions pursuant to Section 3.2 and Section 4.1 correspondingly.

2.3.4 Coordinate the Parties’ efforts to pursue Accepted Project Opportunities until the Bid / No Bid decision is taken by each of the Parties.

2.3.5 Obtain updates from the Parties’ respective teams leading the preparation of Joint Proposals, the negotiation with the respective Clients and the execution of any joint Project that has been awarded to the Parties following a Joint Proposal. It is acknowledged that to the extent that one or both Parties have established (a) a specific tendering team (generally after a ‘Bid’ decision) that is responsible for a specific Proposal or (b) a specific project management team that is responsible for a specific Project that has been awarded to the Parties, communication and decision between the Parties on the specific Project shall be made between the respective tendering team leaders or project management team leaders, correspondingly, which team leaders shall report on the progress and key events to the Project Coordination Committee (such updates to be provided, unless agreed otherwise between the Parties, for discussion at the Project Coordination Committee’s scheduled meetings, or more frequently if requested by either Alstom or BSE).

2.3.6 Address any other matters related to coordination of the Parties’ activities under this Agreement that may arise from time to time.

2.4 Limitations. The Parties agree that the Project Coordination Committee shall have no ability to take action by or on behalf of any Party. All actions under this Agreement shall be taken directly by the Parties.

ARTICLE 3

SELECTION OF JOINT PROJECTS

3.1 Initial Cooperation on Project Opportunities

3.1.1 Whenever either Party (or an Affiliate of such Party) originates a Project Opportunity (including as a result of the Parties’ joint marketing efforts), it shall designate the other Party as its preferred provider of EPC Work (where BSE originates the Project Opportunity) or the Solar Field (where Alstom originates the Project Opportunity). Each Party will keep the other Party informed about Project Opportunities of which it becomes aware (to the

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extent at least that certain minimum information is available, including the identity of the developer, the size and location of the Project Opportunity, and the development timeframe).

3.1.2 At each meeting pursuant to Section 2.2, the Project Coordination Committee shall discuss all Project Opportunities that have come to the attention of either Party and decide whether to obtain more information on the respective Project Opportunity.

3.1.3 The Project Coordination Committee shall discuss the potential requirements and structure of the relevant Project Opportunities, including whether a cooperation with the project developer and/or support for the financing of the potential Project concerned is required. The Parties agree that they will cooperate with project developers on a given Project Opportunity if such cooperation is required and reasonably acceptable to the Parties. The Parties further agree that they shall not be obligated to act as project developers themselves or accept any risks associated with such activity.

3.2 Go / No Go Decision

3.2.1 When sufficient information is available to enable the Parties to decide whether or not to pursue a Project Opportunity, including the identity of the Project Opportunity’s owner, developer, construction manager, off-taker, financing source and structure, the scope of services and/or equipment available to be supplied or provided with respect to such Project Opportunity, the specific site location of such Project Opportunity (and the owner of such site), the maximum production capacity that will be permitted at such site, availability of transmission, and an overview of the regulatory requirements associated with the Project Opportunity, each Party shall submit a Go / No Go request to its respective internal decision-making body within a time period decided by the Project Coordination Committee, or if no time period has been agreed or specified, within a reasonable time period having regard to the requirements of the applicable Project Opportunity.

3.2.2 The Go / No Go decision shall be at the sole discretion of the respective Party and the Parties shall inform each other promptly of the respective decision taken. Alstom acknowledges that BSE currently does not have, and likely will not have in the near future, internal resources to pursue more than [*] Project Opportunities concurrently in any 12-month period. For purposes of this Section 3.2.2, pursuit of a Project Opportunity means reviewing such Project Opportunity for purposes of reaching a Go / No Go or Bid / No Bid decision, preparing a Joint Proposal, negotiating definitive agreements or carrying out any other substantial preparatory work prior to the issuance by the EPC contractor of the Notice to Proceed. BSE agrees that it shall notify Alstom as early as possible in case of possible resource constraints in the future in respect of any such pursuit of a Project Opportunity.

3.2.3 If both Parties have obtained a ‘Go’ decision from their respective decision-making bodies, the Project Opportunity shall become an “Accepted Project Opportunity” and the Parties shall dedicate sufficient resources to gather further information on and examine options to pursue such Accepted Project Opportunity. Notwithstanding the foregoing, neither Party shall have any obligation to prepare or submit a Proposal.

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3.2.4 If either Party has elected a ‘No Go’, the other Party shall be free to pursue the Project Opportunity, alone or with a third party, independently of the refusing Party, and neither the refusing Party nor any of its Affiliates shall have any rights or interest in such Project Opportunity, and neither the refusing Party nor any of its Affiliates shall participate in any other competing bid or proposal for such Project Opportunity.

3.2.5 If one Party has obtained a ‘Go’ decision, and the other Party has not taken a Go / No Go decision (i) within the time period set by the Project Coordination Committee pursuant to Section 3.2.1 or (ii) if no such time period was agreed by the Project Coordination Committee but sufficient information to take a Go / No Go decision, as described in Section 3.2.1, is available, then the first Party may provide a notice to the other Party requesting a Go / No Go decision, and the other Party shall notify the first Party of its decision within 30 days from receipt of such notice. If the other Party elects a ‘No Go’ or fails to respond within such 30-day period, the first Party shall be free to pursue the Project Opportunity as described in Section 3.2.4.

3.3 Exceptions to the Joint Pursuing of Project Opportunities

3.3.1 Restriction to Bid. [*].

3.3.2 BSE Exceptions. The obligation of BSE to refer Project Opportunities to Alstom pursuant to this Agreement do not apply:

(a) to the solar thermal electric power plant project using BSE Technology currently under development by BSE and NUR Energie in Crete;

(b) to any Project Opportunity in which BSE is an equity investor and Alstom was given the opportunity to invest but declined to do so, provided that this Section 3.3.2 (b) shall not limit BSE’s obligations to grant Alstom Preferred Supply Rights (as defined in the A&R PSA) to the extent required under the A&R PSA;

(c) to any Project Opportunity for which [*], provided that BSE shall use commercially reasonable efforts to include Alstom as the [*]; or

(d) to any Project Opportunity for a Project with [*].

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3.3.3 Alstom Exceptions. Until Commercial Implementation of the BSE Technology, notwithstanding anything to the contrary in this ARTICLE 3, Alstom shall be entitled to make proposals for projects that specify technologies other than solar tower technology without involving BSE.

3.4 Right to Develop Project Opportunities and Other Projects Independently

3.4.1 Threshold. After the date on which (a) the Parties have submitted Joint Proposals for [*] Projects or (b) the Parties have been awarded [*] joint Projects and have received Notices to Proceed for such joint Projects (the “Threshold”), whichever is earlier, each Party shall be permitted to work with third party EPC contractors, in the case of BSE, or third party solar technology providers, in the case of Alstom, and to submit joint proposals with such third parties, for up to [*] Projects. A Party may exercise the foregoing rights in its sole discretion and in a non-consecutive manner. Furthermore, each time that the Threshold is met during the term of this Agreement, each Party shall accrue the right to submit proposals with third parties for up to [*] more Projects.

3.4.2 Other Projects. Except as set forth in this Agreement, either Party shall have the right to develop solar projects (including any opportunities outside of the Base Countries), either alone or in cooperation with third parties. [*].

3.5 Joint Projects Outside the Base Countries. If the Parties decide, in their sole discretion, to work together on and make a joint Proposal for any Project outside the Base Countries, the provisions of Section 9.3 and Section 9.5 of this Agreement, and, if the Parties (or their Affiliates) decide to make a joint Proposal on a consortium basis, the principles set out in Exhibit E (Consortium Principles) and Exhibit D (Main Project Terms for EPC Projects) to this Agreement, each as they may be amended from time to time over the duration of this Agreement, shall apply mutatis mutandis unless otherwise agreed between the Parties.

3.6 Joint Projects in [*]. The Parties agree to cooperate in good faith and on an exclusive basis to enter into an agreement for jointly marketing solar tower thermal electric power plants and jointly developing solar tower thermal electric power plant projects in [*]. If the Parties have not entered into an agreement for [*] on or before [*], the Parties shall have no further obligations under this Section 3.6. During this exclusive period, the Parties shall use their respective resources and work together to explore the market and determine whether it is commercially advisable to enter the [*]market, what products should be marketed, how projects would be developed and financed and whether there are local partners with which to joint venture or otherwise cooperate.

3.7 Joint Projects in [*]. The Parties agree to cooperate in good faith to explore mutually acceptable strategies for developing solar tower thermal electric power plants in [*]. BSE shall not, for a period of [*] following the Effective Date, enter into an agreement with any other Person that would preclude BSE from working with Alstom or Alstom Affiliates on future solar tower thermal electric power plant projects in [*], other

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than projects in [*].

ARTICLE 4

PROPOSAL PROCESS

4.1 Bid / No Bid Decision

4.1.1 Promptly following a Project Opportunity becoming an Accepted Project Opportunity, each Party shall devote additional internal resources to gather additional information on the Accepted Project Opportunity and, as soon as sufficient information is available (including, if applicable, the tender package from the party sponsoring the bid process) to make a decision as to whether to submit a Proposal on the Accepted Project Opportunity, each Party shall submit a Bid / No Bid request to its respective internal decision-making body within the time period set by the Project Coordination Committee, or if no time period has been agreed or specified, within such time period as is reasonable given the deadline for submitting proposals for such Project Opportunity.

4.1.2 For clarity, the Bid / No Bid decision remains at the sole discretion of the respective Party. The Parties shall inform each other promptly of the respective decision taken.

4.1.3 Any “Bid” decision shall include, as provided in Section 4.3, an indication of the contract structure that a Party determines is appropriate for an Accepted Project Opportunity based on the requirements for such Accepted Project Opportunity. If the Parties indicate different structures in their respective “Bid” decisions, and are unable to mutually agree on a contract structure within [*] from the date when both Parties have taken a “Bid” decision, the disagreement shall be immediately referred to the Senior Vice President Finance of the Alstom Power Sector (the “Alstom Power SVP Finance”) and the Chief Executive Officer of BSE (the “BSE CEO”). If then the Alstom Power SVP Finance and the BSE CEO have not agreed on a contract structure for the Accepted Project Opportunity concerned within another [*] (as such period may be extended by mutual written agreement between the Parties), each Party, and any of their Affiliates, shall be free to submit a Proposal for the Project Opportunity concerned, alone or with a third party, independently of each other, subject to such Party having acted in good faith in the Parties’ attempt to reach agreement on a contract structure.

4.1.4 If either Party declines to submit a Proposal (‘No Bid’ decision), the other Party shall be free to submit a Proposal for the Project Opportunity concerned, alone or with a third party, independently of the refusing Party, and neither the refusing Party nor any of its Affiliates shall have any rights or interest in such Project Opportunity, and neither the refusing Party nor any of its Affiliates shall participate in any other competing bid or proposal for such Project Opportunity.

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4.1.5 If one Party has obtained a ‘Bid’ decision, and the other Party has not taken a Bid / No Bid decision (i) within the time period decided by the Project Coordination Committee pursuant to Section 4.1.1 or (ii) if no such time period was agreed by the Project Coordination Committee but sufficient information to take a Bid / No Bid decision is available (in particular if the tender package has been released), then the first Party may provide a notice to the other Party requesting a Bid / No Bid decision. The other Party shall notify the first Party of its decision within ten (10) business days (or any such longer time period specified in the first Party’s notice) from receipt of such notice. If the other Party elects a ‘No Bid’ or fails to respond within such 10 business day period (or longer time period specified in the first Party’s notice), the first Party shall be free to submit a Proposal as described in Section 4.1.4.

4.2 Joint Proposal

4.2.1 If both Parties have obtained a ‘Bid’ decision from their respective decision-making bodies, each Party agrees to use commercially reasonable efforts, including by dedicating adequate resources, to prepare and submit a joint Proposal for the Project Opportunity concerned (“Joint Proposal”). Notwithstanding the foregoing, either Party may elect, in it sole discretion at any time until a Joint Proposal is submitted to the Client, not to proceed with the respective Proposal. If at any time a Party so elects not to proceed with preparing or submitting a Joint Proposal for an Accepted Project Opportunity and has made an express and definitive statement accordingly, in writing and signed by at least one of that Party’s representatives in the Project Coordination Committee, then the other Party shall be free to submit a Proposal, alone or with a third party, as described in Section 4.1.4.

4.2.2 Each Party shall use commercially reasonable efforts to ensure that the material terms for its part of the Joint Proposal are competitive in the market where the respective Project is located; provided however that neither Party shall have an obligation to accept a ‘negative margin.’

4.2.3 The Parties agree that whenever BSE and Alstom (or their Affiliates) make a Joint Proposal for a Project on a consortium basis (regardless of whether one or both of BSE and Alstom (or Affiliates) enter into the contract with the Client) (BSE and Alstom or their respective Affiliates that are members to the EPC consortium are referred to as the “Consortium Members”), the Main Project Terms set out in Exhibit D will be used as a basis for the Joint Proposal.

4.3 Consortium Agreements. [*] Whenever any form of consortium structure is adopted, prior to submitting a Joint Proposal the Parties shall enter into a consortium agreement that will govern the Parties’ respective rights and obligations with respect to the Joint Proposal,

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negotiation of the contract with the Client (the “Client Contract”) and performance of all work and services under the Client Contract (any such agreement, a “Consortium Agreement”). Each Consortium Agreement shall reflect the principles set forth in Exhibit E, except if and to the extent that the Parties agree otherwise.

4.4 Approval of Joint Proposal. Each Party shall ensure that it has received all necessary internal management approval of such Party’s obligations under the Joint Proposal on or before the date the Proposal for such Project Opportunity is due. No Joint Proposal may be submitted by either Party to a Client without the approval of both Parties.

ARTICLE 5

ASSIGNMENT

5.1 In General. Without the written consent of the other Party, neither Party may sell, assign, delegate or otherwise transfer all or any part of its rights, interests or obligations under this Agreement, except that each Party may delegate to an Affiliate, without the consent of the other Party, the performance of duties and obligations under this Agreement, provided that the delegating Party shall remain responsible for the performance of all such duties and obligations. Neither transfers by operation of law nor changes in control of a Party shall be deemed an assignment under this Section 5.1.

Subject to the provisions hereof, this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.

5.2 Non-Permitted Assignments. No assignment by either Party of this Agreement for any purpose whatsoever shall be valid until all obligations of the assignor hereunder shall have been assumed by the assignee by written agreement delivered to the other Party. Any assignment which does not comply with the provisions of this Article 5, including the provisions of Section 5.1, shall be null and void.

ARTICLE 6

TERM OF AGREEMENT

6.1 Term. Subject to the provisions of this Agreement relating to the survival of certain Sections hereof, the initial term of this Agreement shall commence as of the Effective Date of the Original PPA and shall continue for a period of ten (10) years. The Parties shall enter into negotiations regarding the renewal of this Agreement at least six (6) months prior to the expiration of the initial term.

6.2 Early Termination. The Parties may terminate the Agreement prior to the expiry of its term as follows:

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6.2.1 Termination by Either Party. Either Party may terminate this Agreement by written notice sent to the other Party, if:

6.2.1.1 Alstom acquires a majority interest in, or a majority of Alstom is acquired by, a solar tower technology provider other than BSE and its Affiliates.

6.2.1.2 BSE undergoes a Change of Control Transaction where an Alstom Competitor is the surviving controlling party of BSE. An “Alstom Competitor” shall mean a global supplier of power plants and/or power island equipment and shall include [*]. In addition, consummation of a Change of Control Transaction by BSE with an EPC contractor in the power industry which is not an Alstom Competitor, including [*], shall also give rise to a right of either Party to terminate this Agreement.

6.2.1.3 The other Party files for insolvency or bankruptcy, makes a general assignment for the benefit of creditors, has a receiver or administrator appointed, commences winding up or similar proceedings or ceases or threatens to cease to carry on business or becomes unable to pay its debts as they fall due.

6.2.1.4 The other Party is in material breach of this Agreement, and, to the extent that such breach is curable, such breach has not been cured within thirty (30) days of notice of such breach by the non-breaching Party stating its intent to terminate in the event that said breach is not cured within said time period, or if cure is not realistically possible within thirty days, reasonable and documented action to cure such material breach has not been diligently initiated and pursued following the service of such notice.

6.2.1.5 Upon the [*] anniversary following the placement in service date (as indicated in the project owner’s Treasury Cash Grant (Section 1603) application for Ivanpah I) of Ivanpah I (the “Placement in Service Date”), Alstom (or an Affiliate of Alstom) as provider of EPC Work has not received Notices to Proceed for the construction of Projects with an aggregate capacity of at least [*] MW in the Base Countries for which the Parties submitted Joint Proposals.

6.2.1.6 Despite the terminating Party’s willingness to participate in Accepted Project Opportunities and corresponding ‘Bid’ decisions, the Parties have not submitted together at least [*] Joint Proposals for Project Opportunities under this Agreement within [*] from the Placement in Service Date.

6.2.2 Termination by BSE. In addition to the circumstances set forth in Section 6.2.1, BSE may terminate this Agreement prior to the expiry of its term, by written notice sent to Alstom, as follows:

6.2.2.1 BSE may terminate this Agreement if after Commercial Implementation of the BSE Technology, Alstom acquires a majority interest in, or a majority of Alstom is acquired by, a non-tower solar thermal technology provider. “Commercial Implementation of the BSE Technology” shall have occurred when the Ivanpah I plant has operated successfully for [*] from the Initial Energy Delivery Date for Ivanpah I (as defined in the Power Purchase Agreement for Ivanpah I) (the “IEDD”). The Ivanpah I plant shall be deemed to have operated successfully if the plant has achieved [*] percent of the energy

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output projected for such [*] period in the pro forma financial model attached as Exhibit A (the “Energy Output Model”), adjusted to reflect actual operating results that are beyond BSE’s control (such as weather, force majeure, operations and maintenance, and power block performance). The Parties acknowledge that a final pro forma financial model reflecting the most updated information and assumptions will be agreed by the Ivanpah I equity investors for purposes of the project’s financial closing (the “Financial Closing Model”), and agree to discuss in good faith updating the Energy Output Model to reflect the Financial Closing Model.

6.2.2.2 BSE may terminate this Agreement if Alstom divests itself of its business of providing equipment and/or EPC Work to projects similar to the Project Opportunities.

6.2.2.3 BSE may terminate this Agreement if Alstom sells or otherwise disposes of all or substantially all of its shares in BSE.

6.2.3 Termination by Alstom. In addition to the circumstances set forth in Section 6.2.1, Alstom may terminate this Agreement prior to the expiry of its term, by written notice sent to BSE, as follows:

6.2.3.1 Alstom may terminate this Agreement if BSII is no longer an Affiliate of BSE, unless the new owner or controlling party of BSII assumes all of BSE’s obligations under this Agreement.

6.2.3.2 Alstom may terminate this Agreement if BSE acquires a majority interest in an Alstom Competitor.

6.2.3.3 Alstom may terminate this Agreement if (a) the Commercial Operation Date (as defined in the Power Purchase Agreement for Ivanpah I) of Ivanpah I (“Commercial Operation Date”) does not occur on or before [*], (b) the actual total project costs on the Commercial Operation Date exceed [*] of the total budgeted project costs as reflected in the pro forma financial model attached as Exhibit B (the “Project Costs Model”), or (c) the Ivanpah I plant fails to achieve Commercial Implementation of the BSE Technology; provided, however, that Alstom may only elect to exercise its termination rights under this Section 6.2.3.3 if it gives BSE written notice of such election within sixty days after (i) [*], in the case of clause (a) above, (ii) the Commercial Operation Date, in the case of clause (b) above, or (iii) the [*] anniversary after the IEDD, in the case of clause (c) above. The Parties acknowledge that the Ivanpah I equity investors will prepare the Financial Closing Model and agree to discuss in good faith updating the Project Costs Model to reflect the Financial Closing Model.

6.3 Effect of Termination on Pending Projects

6.3.1 Upon expiry or termination of this Agreement for any reason, neither Party shall have any obligations toward the other Party with respect to any Project Opportunities (whether discussed by the Parties or not) or Accepted Project Opportunities that are not subject to a Consortium Agreement or Alstom-BSE Subcontract or a Joint Proposal already submitted to the Client. No expiry or termination of this Agreement shall have any effect on the Parties’ (or their Affiliates’) respective obligations under a Consortium Agreement or Alstom-BSE

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Subcontract unless such Consortium Agreement or Alstom-BSE Subcontract expressly provides otherwise.

6.3.2 For clarity, no expiry or termination of this Agreement shall have any effect on the A&R PSA or the Parties’ respective obligations thereunder.

ARTICLE 7

INDEMNIFICATION AND LIABILITY

7.1 Indemnification. To the fullest extent permitted by law, each Party shall indemnify, defend and hold harmless the other Party, its Affiliates, and its or their officers, directors, employees, agents and representatives against and from any losses, damages, costs, expenses, fines, charges and liabilities suffered or incurred by any such Person to the extent arising out of, or resulting from third party claims against such Person arising from the first Party’s negligence or breach of this Agreement. If any legal proceedings are instituted or any claim or demand is asserted by any third party in respect of which indemnification may be sought under this Section 7.1, the indemnified Party shall, within twenty (20) days of actual receipt thereof by a responsible officer, cause written notice of such legal proceedings or the assertion of such claim or demand to be forwarded to the indemnifying Party, specifying the nature of such legal proceedings, claim or demand and the estimated amount thereof to the extent feasible. The indemnifying Party shall have the right, at its option and its own expense, to be represented by counsel of its choice and to participate in, or take control of, the defense, negotiations and/or settlement of any proceeding, claim or demand that relates to any amounts indemnifiable or potentially indemnifiable under this Section 7.1. The indemnifying Party and the indemnified party shall cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. Any liability of a Party arising under this Section 7.1 shall be limited to [*].

7.2 Limitation of Liability. Neither Party will be liable to the other, whether in contract, tort, strict liability or otherwise, for loss of use, loss of goodwill or reputation, loss of savings or profit, loss of revenue, loss of contract, or for any indirect, incidental, or consequential loss or damage suffered by the other Party, except in the event of a Party’s Gross Negligence, intentional fraud or willful violation of law. “Gross Negligence” means an act or omission, which is contrary to the most elementary rules of diligence, which an experienced and conscientious Person could have been expected to follow in similar circumstances, such as to constitute a reckless disregard for the harmful, foreseeable and avoidable consequences of such act or omission.

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ARTICLE 8

DISPUTE RESOLUTION

8.1 Consultation. Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved at the first instance through consultation between the Parties. Such consultation shall begin immediately after any Party has delivered written notice to any other Party to the Dispute requesting such consultation.

8.2 Binding Arbitration. If the Dispute is not resolved within fifteen (15) days following the date on which such notice is given, the Dispute shall be submitted to confidential, binding arbitration at the request of either Party with notice to the other Party. The arbitration shall be conducted in New York, New York and shall be administered by the American Arbitration Association (“AAA”) in accordance with the Commercial Arbitration Rules of the AAA in force at the time of the commencement of the arbitration (the “Rules”). Three (3) arbitrators shall be appointed as follows: the Party requesting arbitration shall appoint one arbitrator and disclose the name of such arbitrator in its demand (as defined in the Rules), and the other Party shall appoint one arbitrator and disclose the name of such arbitrator in its answering statement (as defined in the Rules). The two arbitrators shall then have ten (10) business days to agree on a third arbitrator, who shall act as the chairman. If the two arbitrators appointed by the Parties cannot agree on the third arbitrator, the third arbitrator shall be selected in accordance with the Rules. The arbitration proceedings shall be conducted in English. Each Party (a) hereby irrevocably agrees that all complaints shall be heard and determined exclusively by the AAA, and (b) agrees not to commence any action, suit or proceeding relating to this Agreement by any means whatsoever other than initiating arbitration in the AAA (subject only to Section 8.3). The award rendered by the arbitrators shall be final and binding and may be entered and enforced as a final judgment in accordance with New York law in any court of competent jurisdiction.

8.3 Injunctive Relief. Notwithstanding the foregoing, nothing in this Article 8 shall prevent a Party from seeking preliminary injunctive relief from a court and each Party hereto irrevocably agrees to submit to the jurisdiction and venue of any court of the State of New York or the United States District Court for the Southern District of the State of New York for the purpose of any such suit, action or other proceeding.

ARTICLE 9

CONFIDENTIALITY; PUBLICITY; INTELLECTUAL PROPERTY

9.1 Confidential Information. All Confidential Information received from a Party or its Affiliates shall be held in strict confidence by the other Party and shall not be disclosed to any third party, except as may be reasonably required for the performance and fulfillment of this Agreement. Confidential Information shall be used by the receiving Party and its Affiliates only

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with regard to this Agreement and shall not be used for any other purpose. Notwithstanding the foregoing, such obligations of confidentiality shall not apply to any Confidential Information that is required to be disclosed by law or an order of any court or governmental body, provided that the receiving Party gives the disclosing Party prompt written notice of such requirement prior to such disclosure, gives assistance in obtaining an order protecting the information from public disclosure and takes all other reasonable steps required to minimize the extent of the Confidential Information disclosed and to make such disclosure in confidence. Upon expiration or other termination of this Agreement, all Confidential Information shall be returned to the Party from whom received, or shall be destroyed with an appropriate assurance that any and all copies thereof have been destroyed, or shall be retained by the receiving Party subject to the confidentiality, non-disclosure and use restrictions of this Article 9.

9.2 Publicity. Except as required by law or securities disclosure requirements, neither Party shall issue any public statement or news releases concerning this Agreement or the transactions that are the subject hereof unless it first obtains the written consent of the other Party to the form and content of such statement, which consent shall not be unreasonably withheld. Each Party shall respond as soon as possible to the other Party’s request for consent to a proposed public statement, and failure to respond in such period shall be deemed approval. Full consideration and representation as to the respective roles and contributions of each of the Parties shall be given in any such public statement or news release.

9.3 Intellectual Property

9.3.1 Project Technology and Intellectual Property Rights. The Parties intend to set forth in the Consortium Agreement or supply contract (in the case of a contractor / subcontractor relationship) (a “Alstom-BSE Subcontract”) the terms and conditions that will apply to the Technology and Intellectual Property Rights pertaining to the Project to which the Consortium Agreement or Alstom-BSE Subcontract applies, including ownership and licenses, and possible prosecution, maintenance and enforcement in case of collaborative work. The Consortium Agreement or Alstom-BSE Subcontract will include royalty-free, non-exclusive cross-licenses between the Parties for the limited purpose of enabling each of the Parties to perform its respective obligations under the Consortium Agreement or Alstom-BSE Subcontract with respect to the execution of the respective joint Project (completion, operation, maintenance, adjustment and repair of the facility under such Consortium Agreement or to which such Alstom-BSE Subcontract relates). The specifics of the foregoing cross-licenses will be as mutually agreed by the Parties under the Consortium Agreement or Alstom-BSE Subcontract.

9.3.2 Intellectual Property Ownership under the Agreement. The Parties do not intend to perform any development of Technology under this Agreement. It is the Parties’ expectation that in the event that the Parties, or their Affiliates, intend to collaborate to develop a Technology, the Parties (or their respective Affiliates) will enter into a specific agreement covering inter alia roles and responsibilities, investment and resources, intellectual property ownership, licensing, prosecution, maintenance and enforcement of Intellectual Property Rights. In the event that Technology or Intellectual Property Rights do arise under this Agreement, however, and to the extent that the Parties (or their Affiliates) have not made specific provisions in a separate agreement executed between them, the Parties agree that the following terms and conditions will apply.

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9.3.2.1 All Technology and Intellectual Property Rights developed, authored, or first conceived by or on behalf of a Party or its Affiliate prior to the Effective Date of the Original PPA shall remain the sole property of the respective Party or Affiliate (“Pre-existing IP” of BSE, Alstom, or their Affiliates, respectively).

9.3.2.2 Subject to Section 9.3.2.3 below, all Technology and Intellectual Property Rights that are developed, authored, or first conceived under this Agreement solely by employees, agents or consultants of a Party or its Affiliates shall be and remain the sole property of the respective Party or Affiliate (“Sole IP” of BSE, Alstom, or their Affiliates, respectively).

9.3.2.3 Technology and Intellectual Property Rights that are first conceived by employees, agents or consultants of both Parties (or their Affiliates), or result from joint development or joint authorship by employees, agents or consultants of both Parties (or their Affiliates), exclusive of Pre-existing IP and Sole IP, will be jointly owned by the Parties (collectively, the “Joint IP”). Subject to the provisions set out in this Section 9.3.2.3, each Party shall be entitled to exercise all rights in and to the Joint IP for any purpose (including grants of non-exclusive licenses without obtaining the consent of the other Party), without duty to account to the other Party; provided, however, that if the subject of such exercise is the granting by one Party to a third party of a license to a patent within the Joint IP or the disclosure by one Party to a third party of Joint Confidential Information, the Parties will first discuss in good faith, giving due consideration to the Parties’ respective interests (for clarity the Parties will be under no obligation under this Section 9.3.2.3 to come to agreement or to obtain formal consent to license Joint IP). The prosecution, maintenance and enforcement of Joint IP shall be as mutually agreed in a written agreement among the Parties. Any disclosure by a Party (or its Affiliates) to third parties of any Joint IP that is of a proprietary or confidential nature and that does not fall within one of the exclusions set forth in subsections (i) through (v) of the definition of “Confidential Information” first set forth above (“Joint Confidential Information”) shall be subject to a written, signed confidentiality agreement containing terms and conditions that limit disclosure and use (including further disclosure and use) in a manner that is substantially as protective of the disclosed Joint Confidential Information as the agreements that the disclosing Party uses with respect to its own other confidential or proprietary information of like nature.

9.3.3 No Other Rights. No rights or licenses to Intellectual Property Rights or Technology are granted by one Party or its Affiliates to another Party hereunder except as is expressly provided herein or otherwise expressly agreed in writing between the Parties.

9.4 System Licensing. If at any time during the term of this Agreement, BSE either intends to initiate the licensing of [*] (“System License”) to a third party, or receives a written proposal from a third party for such a System License, then BSE shall promptly notify Alstom. Within [*] of receiving such notification, Alstom shall notify BSE in writing as to whether it is interested in pursuing such a System License. If Alstom so informs BSE, then both Parties shall for a period of not less than [*] discuss such a System License. If after such period, the Parties have failed to agree on a System License or if Alstom fails to provide such notification within such [*] period, then BSE shall be under no obligation to enter into a

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System License with Alstom. However, if BSE determines not to pursue a System License with such third party, then the foregoing provisions shall remain in effect for any subsequent System License that BSE elects to pursue.

9.5 Intellectual Property Escrow

9.5.1 Establishment of Escrow. Prior to the Parties (or their Affiliates) entering into a Consortium Agreement or Alstom-BSE Subcontract, in each case with respect to a Joint Proposal for a specific Project (the “Covered Project”), upon the request of Alstom or Alstom’s Affiliate that is a party to the Consortium Agreement or Alstom-BSE Subcontract, BSE agrees to enter into a three-party escrow agreement with Alstom or its Affiliate and the Escrow Agent (the “Escrow Agreement”), pursuant to which BSE shall make Alstom or its Affiliate a beneficiary under the Escrow Agreement with respect to the Escrow Materials. The Parties acknowledge and agree that instead of (or, as applicable, in addition to) a separate Escrow Agreement for each Covered Project, the Parties may make a master Escrow Agreement applicable to current and future Covered Projects, including the necessary modularity to allow relevant Alstom Affiliates to be added as beneficiaries and/or Escrow Materials that are specific to a particular Covered Project to be added in deposit for such particular Covered Project. Subject to Section 9.5.3, to the extent that (i) any part of the Escrow Materials is owned by an Affiliate of BSE, for example BSII, and/or (ii) a BSE Affiliate is a party to the Consortium Agreement or Alstom-BSE Subcontract, each such Affiliate shall also formally be a party to the Escrow Agreement as a depositor. Subject to Section 9.5.3, for the purpose of this Section 9.5, and any Escrow Agreement, when used in this Section 9.5 “BSE” and “Alstom” shall include as applicable either Party’s respective Affiliates (i.e. in the case of BSE, any such BSE Affiliate which is a party to the Escrow Agreement as a depositor and in the case of Alstom any of its Affiliates that is a beneficiary under the Escrow Agreement).

9.5.2 Delivery. With respect to Covered Projects, started during the term of this Agreement, BSE will deliver to the Escrow Agent a copy of the software, documents, drawings, diagrams, data, object code, source code and other technical material related to the BSE Technology that is prepared by BSE in the normal course of business, or that BSE has in its possession, in each case that is necessary for the performance of BSE’s obligations with respect to the Covered Projects (collectively, the “Escrow Materials”), provided that the Escrow Materials will not include any third party software, technology, documentation, materials or other subject matter unless otherwise agreed by Alstom and BSE in writing. For clarity, the Escrow Materials shall include without limitation user and installation documentation, compilation and execution instruction and procedures, applicable passwords and decryption tools and keys, applicable updates, and names and up-to-date contact information of key engineers, to the extent available to BSE. Alstom shall bear the cost of establishing and maintaining the escrow account. Alstom shall have the right at its expense to audit, or have the Escrow Agent or an other independent auditor reasonably acceptable to BSE (such acceptance not to be unreasonably withheld, conditioned or delayed), audit the Escrow Materials from time to time and at any time to determine whether they meet all requirements under this Agreement and the Escrow Agreement, provided that such auditor will sign a confidentiality agreement reasonably acceptable to BSE and in the event that an audit reveals any material failure of the Escrow Materials to meet the requirements under this Agreement or the Escrow Agreement, BSE will be responsible for all fees and costs associated with such audit.

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9.5.3 Exclusions for Successor Intellectual Property. Notwithstanding anything to the contrary stated in this Agreement, except as specified in this Section 9.5.3, if BSE undergoes a Change of Control Transaction, or undergoes any other transaction giving rise to a Person becoming a Successor, no Successor Intellectual Property shall be considered within the definition of “Escrow Materials;” provided that the Escrow Materials will apply to Successor Intellectual Property to the same extent as Escrow Materials apply to BSE Intellectual Property Rights and BSE Technology if and when the Successor becomes a party to this Agreement (whether through an assignment of this Agreement by operation of law or otherwise). Any extension of the Escrow Materials to cover any of the Successor Intellectual Property (other than that which is expressly included in the Escrow Materials pursuant to the provisions of this Section 9.5.3) shall only be as expressly agreed in a separate writing executed by the Parties, if any, specifying the specific Successor Intellectual Property that are to be included in the Escrow Materials and the Escrow Materials License.

9.5.4 Release of Escrow Materials

9.5.4.1 Release Events. The Escrow Materials will be released to Alstom upon the occurrence of any of the following events (each, a “Release Event”):

(a) BSE ceases to function as a going concern or to do business in the ordinary course;

(b) BSE files a voluntary petition in bankruptcy or is subject to bankruptcy (including without limitation, appointment of a receiver or trustee in bankruptcy, receivership, liquidation, assignment for the benefit of creditors or composition of creditors) or an order for relief is entered against BSE under, (i) Chapter 7 of the U.S. Bankruptcy Code or comparable provision of any other jurisdiction, or (ii) Chapter 11 of the U.S. Bankruptcy Code or comparable provision of any other jurisdiction if BSE has materially breached the Client Contract or as applicable has materially breached the Alstom-BSE Subcontract or the Consortium Agreement causing the Contractor (as defined in Exhibit D) to default under the Client Contract and the Escrow Materials are required to cure such breach.

9.5.4.2 Release Procedure. Subject to the provisions of this Section 9.5.4.2, the Escrow Agent is hereby authorized to release the Escrow Materials to Alstom upon receiving written authorization from Alstom certifying that Alstom is entitled to the Escrow Materials (the “Release Notice”) pursuant to Section 9.5.4.1. Alstom shall provide a copy of each Release Notice to BSE.

(a) Release Notice. Within three (3) business days after receipt of the Release Notice, the Escrow Agent shall deliver to BSE a copy of the Release Notice and shall confirm such delivery in writing to Alstom. If the Escrow Agent, within ten (10) business days after delivering the Release Notice to BSE, does not receive (i) a written statement from Alstom withdrawing such Release Notice, or (ii) a counter-notice from BSE (the “Counter-Notice”), then the Escrow Agent shall promptly deliver the Escrow Materials to Alstom.

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(b) Counter-Notice. If BSE disputes the existence of the conditions upon which the Release Notice is based, then BSE shall, within ten (10) business days following the delivery of the Release Notice by the Escrow Agent, submit a Counter-Notice to the Escrow Agent with copy to Alstom. If the Counter-Notice is received by the Escrow Agent before the close of business on the tenth (10th) business day following the date on which the Release Notice was delivered to BSE by the Escrow Agent, then the Escrow Agent shall, within three (3) business days after receipt of any such Counter-Notice, serve a copy of the Counter-Notice on Alstom and withhold delivery of the Escrow Materials pending receipt of (i) a decision pursuant to the applicable dispute resolution mechanism set forth in the Escrow Agreement or in the Consortium Agreement or Alstom-BSE Subcontract, as applicable, or if no such provision exists, then in accordance with Section 8.2, (ii) an order from a court of competent jurisdiction, or (iii) written instructions jointly signed by both Parties. Upon receipt of such decision, order or instructions, the Escrow Agent shall deliver a copy of the Escrow Materials only in accordance with such decision, order or instructions.

(c) Resolution of Disputed Notice. If the Counter-Notice is given by BSE pursuant to Section 9.5.4.2 (b), the dispute will be resolved in accordance with a short-form arbitration process to be set forth in the Escrow Agreement.

9.5.4.3 Escrow Materials License. Subject to the terms and conditions of this Agreement, effective upon release of the Escrow Materials under the Escrow Agreement, BSE grants to Alstom the Escrow Materials License. “Escrow Materials License” means a nonexclusive, perpetual, irrevocable right and license (including the right to sub-license) only within the Base Countries (and in addition, in case the Covered Project is outside the Base Countries, as described in Section 3.5, within the country of such Covered Project) to use, reproduce, alter, adapt, modify and develop the Escrow Materials (including the right to prepare derivative works of the Escrow Materials) solely for the purposes of completing performance of BSE’s obligations expressly set forth under the Consortium Agreement or Alstom-BSE Subcontract and any other applicable agreement between Alstom and BSE in relation to the Covered Projects, which obligations may include, depending on the Covered Project, the completion, operation, maintenance, adjustment and repair of works required by the Covered Project.

9.5.4.4 Insolvency. The Parties intend that no insolvency, bankruptcy or related proceeding, petition, law or regulation will impede, delay or prevent the release of the Escrow Materials to Alstom in accordance with the provisions of this Agreement and the Escrow Agreement, and BSE hereby conveys to the Escrow Agent such rights as are necessary to allow the Escrow Agent to lawfully make such release and perform the Escrow Agreement.

9.5.5 Restrictions. Alstom will not: (a) use, reproduce, alter, adapt, modify, or translate the Escrow Materials or (b) distribute, rent, loan, lease, transfer, or grant any rights in the Escrow Materials or modifications thereof in any form to any other party, for any purpose other than as permitted under the Escrow Materials License and this Agreement or other agreement between Alstom and BSE or as otherwise expressly permitted by BSE.

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ARTICLE 10

REPRESENTATIONS AND WARRANTIES

Each Party hereby represents and warrants to the other Party as of the Effective Date, that:

10.1 Standing. Such Party is a company duly organized, validly existing and in good standing under the laws of its state of incorporation and is qualified to do business in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a material adverse effect on its financial condition, operations, prospect or business.

10.2 Authority, Binding Agreement. Such Party has all necessary power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action on its part; and this Agreement has been duly and validly executed and delivered by it and constitutes the legal, valid and binding obligation of such Party enforceable against it in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

10.3 No Governmental Consents. No authorization, consent or approval of, notice to or filing with, any governmental authority is required for the execution, delivery and performance by such Party of this Agreement.

10.4 No Breach. None of the execution and delivery of this Agreement, the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the articles, bylaws or other organizational documents of such Party, or any applicable law or regulation, or any order, writ, injunction or decree of any court, or any agreement or instrument to which such Party is a party or by which it is bound or to which it or its property is subject, or constitute a default under any such agreement or instrument.

10.5 No Violation of Law; Litigation. Such Party is not in violation of any applicable law promulgated or judgment entered by any federal, state, or local governmental authority which violations, individually or in the aggregate, would affect its performance of any obligations under this Agreement. There are no legal or arbitration proceedings or any proceeding by or before any governmental or regulatory authority or agency, now pending or (to the best knowledge of such Party) threatened against it which, if adversely determined, could reasonably be expected to have a material adverse effect on its financial condition, operations, prospects or business, as a whole, or its ability to perform under this Agreement.

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ARTICLE 11

NOTICES

11.1 Writing. Any notice required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be delivered by hand or sent by private courier or registered mail, to the other Party at the address set forth below:

If delivered to BSE:

BrightSource Energy, Inc.

1999 Harrison Street

Oakland, California 94612

Attn: General Counsel

Attn: Senior VP of Global Development

If delivered to Alstom:

ALSTOM Power Inc.

2000 Day Hill Road

Windsor, Connecticut 06095

Attn: [*]

cc: ALSTOM (Switzerland) Ltd

      Brown Boveri Strasse 7

      CH-5401 Baden

      Switzerland

      Attn: General Counsel Power

Each Party shall have the right to change the place to which notice shall be sent or delivered or to specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other Party.

11.2 Timing of Receipt. Without limiting any other means by which a Party may be able to prove that a notice has been received by the other Party, a notice shall be deemed to be duly received: (a) if delivered by hand or overnight courier, the date when left at the address of the recipient; or (b) if sent by registered mail, the date of the return receipt. In any case hereunder in which a Party is required or permitted to respond to a notice from the other Party within a specified period, such period shall run from the date on which the notice was deemed received as above provided, and the response shall be considered to be timely given if given as above provided by the last day of such period.

*	Confidential Treatment Requested

Confidential Document	December 27, 2010

ARTICLE 12

MISCELLANEOUS

12.1 Relationship of the Parties. It is agreed and understood by the Parties that this Agreement shall not constitute or create, and nothing in this Agreement shall be construed as to constitute or create, an association, trust, joint venture, partnership or legal entity of any kind or any other similar arrangement between the Parties, or impose any fiduciary, trust, partnership, agency or similar duty on either Party. Except where otherwise expressly approved by the other Party, each Party shall act hereunder only on an individual and several basis and shall not be authorized to act as agent or representative of the other Party nor have the power or authority to bind the other Party for any purpose. No Party shall so bind the other Party, or represent to anyone that it has the authority to bind such other Party, or make any other representation about or on behalf of such other Party.

12.2 Other Activities. Nothing in this Agreement shall be deemed to preclude either Party or its Affiliates from engaging in any other activity or possessing interests in other ventures, including activities and ventures that may be in competition with the other Party and its respective Affiliates, and neither Party shall have any rights in or entitlement to any benefits from any such other activity or venture engaged in by the other Party or its respective Affiliates expect as set forth in this Agreement, the Series D Investment, the Series E Investment or the A&R PSA.

12.3 Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Parties as of the Effective Date with respect to the subject matter hereof and supersedes any and all prior negotiations, agreements, understandings and representations relating thereto, including the applicable portions of that certain Term Sheet, and that certain Letter of Intent for the Expanded Phase Agreements, each dated as of May 19, 2010 and each by and between BSE and Alstom. This Agreement may not be amended, modified or changed except as mutually agreed in a writing executed by both Parties and specifying that such writing is intended to be an amendment to this Agreement.

12.4 Joint Effort. Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one of the Parties than against the other.

12.5 Captions. The captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained herein.

12.6 Severability. The invalidity of one or more phrases, sentences, clauses, Sections or Articles contained in this Agreement shall not affect the validity of the remaining portions of the Agreement so long as the material purposes of this Agreement can be determined and effectuated. The Parties agree to cooperate in good faith to replace any such invalid phrases, sentences, clauses, Sections or Articles by a lawful provision having proximate economic effect.

Confidential Document	December 27, 2010

12.7 No Waiver. Any failure of either Party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the term of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such Party thereafter to enforce any and each of such provisions.

12.8 Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York, exclusive of conflicts of laws provisions.

12.9 Counterparts. This Agreement may be signed in any number of counterparts and each counterpart shall represent a fully executed original as if signed by both Parties.

12.10 Survival. The provisions of Articles 1, 7, 8, 9, 10, and 12, of this Agreement shall survive the expiration or earlier termination of this Agreement for the terms specified therein, if any, and otherwise indefinitely.

12.11 Non-Use of Trademarks. Except as set forth explicitly in this Agreement, neither Party shall have the right to use the trademarks, trade names, domain names or logos of the other Party, nor any adaptation thereof, nor the names of any employees or consultants of the other Party, without the prior written consent of such Party in each instance, which consent may be withheld by such Party in its sole discretion.

12.12 Expenses. Each Party shall bear its own costs and expenses relating to the performance of its activities under this Agreement, including without limitation the cost of travel (if applicable) and other expenses relating to attendance by its designees at all meetings of the Project Coordination Committee.

12.13 Third Parties. Except as otherwise expressly provided in this Agreement with respect to indemnified persons, nothing in this Agreement shall be construed to create any duty to, standard of care with respect to, or any liability to any Person who is not a party to this Agreement.

Confidential Document	December 27, 2010

AGREEMENT EXECUTION

IN WITNESS WHEREOF, BrightSource Energy, Inc. and ALSTOM Power Inc. have caused this Agreement to be executed as of the Effective Date by their duly authorized representatives as follows:

BrightSource Energy, Inc:		ALSTOM Power Inc.:

By:	/s/ John Woolard	By:	/s/ Timothy F. Currant
Name:	John Woolard	Name:	Timothy F. Currant
Title:	CEO	Title:	President

BrightSource Industries (Israel), Ltd. acknowledges that it has reviewed this Agreement and shall cooperate (through BSE or otherwise) with BSE in all respects in order to allow BSE to comply with its obligations under this Agreement.

BrightSource Industries (Israel), Ltd.:

By:	/s/ Israel Kroizer
Name:	Israel Kroizer
Title:	President

Confidential Document	December 27, 2010

EXHIBIT A

ENERGY OUTPUT MODEL

Net Delivered Output (in MWh)
First quarter after Initial Energy Delivery Date	[*]
Second quarter after Initial Energy Delivery Date	[*]
Third quarter after Initial Energy Delivery Date	[*]
Fourth quarter after Initial Energy Delivery Date	[*]

Total - first year of commercial operations	[*]

Source: Ivanpah 1 financial model as of July 7, 2010.

*	Confidential Treatment Requested

A-1

Confidential Document	December 27, 2010

EXHIBIT B

PROJECT COSTS MODEL

Total Capital Costs (in $000s)*

Plant supply and erection	[*]
Sales taxes	[*]
Owner costs during construction	[*]
Owner’s contingency	[*]

Total	[*]
*	Total capital costs excludes development costs, financing fees and closing costs, reserves, and interest during construction.

Source: Ivanpah 1 financial model as of July 7, 2010.

*	Confidential Treatment Requested

B-1

Confidential Document	December 27, 2010

EXHIBIT C

BASE COUNTRY BUSINESS DEVELOPMENT AND MARKETING PLAN

Alstom and BSE will carry out a business development and marketing program to identify and promote Solar Tower Thermal Electric Power Projects (“STTEPP”) in the Base Countries based on the principles described below. For the purposes of joint marketing and development efforts, when used herein “Alstom” and “BSE” includes as applicable either Party’s respective Affiliates.

1.	Alstom and BSE will each nominate one person to have shared responsibility for developing and implementing a STTEPP business development and marketing program across the Base Countries (the “Business Development Executives”).

2.	The Business Development Executives, in coordination with the Project Coordination Committee (as defined in the Amended and Restated Preferred Partnership Agreement), will evaluate and agree on which Base Countries offer the greatest potential for the sales of STTEPPs (the “Target Countries”) and develop a strategy for introducing Alstom/BSE’s STTEPP capability into each Target Country. Business development and marketing activities in other Base Countries will be defined and carried out on an as-required basis.

3.	Alstom Global Power Sales (“GPS”) will identify one GPS individual in each Target Country (each a “GPS Representative”) to have responsibility for STTEPP business development in that country.

4.	The GPS Representative in each Target Country will be responsible for developing and carrying out a STTEPP business development program in his/her Target Country. This will include introducing Alstom/BSE’s STTEPP capability to the appropriate audiences in their Target Country, including to regulatory bodies, private and public sector utility companies, large private sector consumers, and financial entities.

5.	BSE will work with GPS to train the GPS Representatives and Alstom sales team, and other Alstom personnel as appropriate (collectively “Alstom Teams”), to enable them to efficiently promote identify, target and promote STTEPP project opportunities in the Target Countries.

6.	BSE and GPS will develop marketing materials including introductory presentations, and other collateral for use by the Alstom Teams.

7.	BSE will support members of the Alstom Teams by providing information, advice, etc. as required. BSE will make key business development and technical personnel available for in-person meetings and calls with concerned parties in the Target Countries when GPS and BSE management agree that such involvement is essential.

8.	The Alstom Teams and the Business Development Executives will evaluate the need for and/or desirability of involving third parties, including developers, financial entities, etc. in the Parties’ sales and marketing programs in any Target Country and make recommendations to the Project Coordinating Committee as necessary regarding any proposed relationships.

C-1

Confidential Document	December 27, 2010

EXHIBIT C

BASE COUNTRY BUSINESS DEVELOPMENT AND MARKETING PLAN

9.	Within thirty days after execution of the Amended and Restated Preferred Partnership Agreement, the Business Development Executives will present a report to the Project Coordination Committee summarizing the STTEPP strategy and outlook in each Target and Base Country. This will include an STTEPP Pipeline Report that provides basic information about all specific opportunities that have been identified. This report will be updated on a monthly basis, or more frequently if required.

10.	The Business Development Executives will make recommendations to the Project Coordination Committee, and to both BSE and Alstom’s management, regarding the prioritization of key target Project Opportunities.

Periodically, but no less than quarterly, each GPS Representative will meet with the Business Development Executives, either physically or telephonically, to report and discuss the situation and opportunities in the respective Target Country.

C-2

Confidential Document	December 27, 2010

EXHIBIT D

MAIN PROJECT TERMS FOR EPC PROJECTS

General

Capitalized words and expressions used herein shall, unless otherwise defined, have the same meaning as is ascribed thereto in the Amended and Restated Preferred Partnership Agreement.

BSE and Alstom agree that whenever BSE and Alstom (or their Affiliates) make a Joint Proposal for a Project on a consortium basis (regardless of whether one or both of BSE and Alstom (or Affiliate) enter into the contract with the Client) (BSE and Alstom or their respective Affiliates that are members to the EPC consortium are referred to in this Exhibit D as the “Consortium Members”), these Main Project Terms will serve as a basis for the EPC offer in the respective Joint Proposal in accordance with the following principles:

[*]

d.	BSE and Alstom agree that these Main Project Terms are not exhaustive and other issues will be raised during the negotiation of the Contract, including for example finance, security and other related issues. If applicable, the Consortium Members shall consider reasonable finance-related requirements of Project lenders and technical requirements arising from other Project agreements, to the extent these do not materially affect the Consortium Members’ rights and responsibilities, scope of work, prices, schedule or liabilities.

*	Confidential Treatment Requested

Confidential Document	December 27, 2010

EXHIBIT D

MAIN PROJECT TERMS FOR EPC PROJECTS

[*]

The term “Parties”, or individually “Party”, when used in Sections 1 through 21 below, means the parties, or individually a party, to the Contract, i.e. the EPC contractor (“Contractor”) and the Client.

1.	Contract Effectiveness and Commencement of Work (NTP)

[*]

2.	Site Conditions; Below Ground Risks

[*]

3.	Permits, Consents and Licences

[*]

4.	Delivery and Acceptance (PAC)

[*]

*	Confidential Treatment Requested

Confidential Document	December 27, 2010

EXHIBIT D

MAIN PROJECT TERMS FOR EPC PROJECTS

[*]

5.	Terms of Payment

[*]

6.	Care of the Works; Risk of Loss or Damage

[*]

7.	Insurance

[*]

*	Confidential Treatment Requested

Confidential Document	December 27, 2010

EXHIBIT D

MAIN PROJECT TERMS FOR EPC PROJECTS

[*]

8.	Quality Assurance; Drawings; Inspections and Tests; Subcontracting

[*]

9.	Extensions of Time / Suspension

[*]

10.	Time for Completion; Delay LDs

[*]

*	Confidential Treatment Requested

Confidential Document	December 27, 2010

EXHIBIT D

MAIN PROJECT TERMS FOR EPC PROJECTS

11.	Performance Guarantees / Performance LDs

[*]

*	Confidential Treatment Requested

Confidential Document	December 27, 2010

EXHIBIT D

MAIN PROJECT TERMS FOR EPC PROJECTS

[*]

12.	Defects Liability

[*]

13.	Indemnities

[*]

*	Confidential Treatment Requested

Confidential Document	December 27, 2010

EXHIBIT D

MAIN PROJECT TERMS FOR EPC PROJECTS

[*]

14.	Limits of Liability

[*]

15.	Bonds and Guarantees

[*]

*	Confidential Treatment Requested

Confidential Document	December 27, 2010

EXHIBIT D

MAIN PROJECT TERMS FOR EPC PROJECTS

[*]

16.	Taxes and Duties

[*]

17.	Contractor’s Rights

[*]

*	Confidential Treatment Requested

Confidential Document	December 27, 2010

EXHIBIT D

MAIN PROJECT TERMS FOR EPC PROJECTS

[*]

18.	Variation Orders

[*]

19.	Intellectual Property Rights; Confidentiality

[*]

20.	Adjudication, Disputes and Applicable Law

[*]

*	Confidential Treatment Requested

Confidential Document	December 27, 2010

EXHIBIT D

MAIN PROJECT TERMS FOR EPC PROJECTS

[*]

21.	Entire Agreement; General Provisions

[*]

*	Confidential Treatment Requested

Confidential Document	December 27, 2010

EXHIBIT D

MAIN PROJECT TERMS FOR EPC PROJECTS

Attachment A

Force Majeure and Client’s Risks

[*]

*	Confidential Treatment Requested

Confidential Document	December 27, 2010

EXHIBIT E

CONSORTIUM PRINCIPLES

Capitalized words and expressions used herein shall, unless otherwise defined, have the same meaning as is ascribed thereto in the Amended and Restated Preferred Partnership Agreement.

1.	General

[*]

2.	Completeness of Work

[*]

3.	Variation Orders

[*]

*	Confidential Treatment Requested

Confidential Document	December 27, 2010

EXHIBIT E

CONSORTIUM PRINCIPLES

4.	Leader of the Consortium

[*]

5.	Management Committee

[*]

6.	Terms and Conditions

[*]

7.	Price

[*]

*	Confidential Treatment Requested

Confidential Document	December 27, 2010

EXHIBIT E

CONSORTIUM PRINCIPLES

8.	Costs and Resources

[*]

9.	Payments

[*]

10.	Joint and Several Liability

[*]

11.	General Liability for Default

[*]

*	Confidential Treatment Requested

Confidential Document	December 27, 2010

EXHIBIT E

CONSORTIUM PRINCIPLES

12.	Liability for liquidated damages for delay

[*]

*	Confidential Treatment Requested

Confidential Document	December 27, 2010

EXHIBIT E

CONSORTIUM PRINCIPLES

13.	Performance Guarantees; Liability for Liquidated Damages for Performance

[*]

14.	Exclusion of “Consequential” Losses

[*]

15.	Termination of Consortium Agreement

[*]

16.	Insurance

[*]

*	Confidential Treatment Requested

Confidential Document	December 27, 2010

EXHIBIT E

CONSORTIUM PRINCIPLES

[*]

17.	Payment and Performance Guarantees (Bonds)

[*]

18.	Applicable Law / Dispute Resolution

[*]

19.	Confidentiality / Intellectual Property Rights

[*]

20.	Division of Work

[*]

21.	Execution of the Client Contract

[*]

*	Confidential Treatment Requested

Confidential Document	December 27, 2010

EXHIBIT E

CONSORTIUM PRINCIPLES

[*]

*	Confidential Treatment Requested

Confidential Document	December 27, 2010

EXHIBIT F

DIVISION OF WORK

ALSTOM / BRIGHTSOURCE

POTENTIAL EPC CONTRACT FOR PROJECT

UTILIZING BRIGHTSOURCE TECHNOLOGY

Alstom

Services:

[*]

Equipment:

[*]

BrightSource

Services:

[*]

Equipment:

[*]

*	Confidential Treatment Requested

F-1

Confidential Document	December 27, 2010

EXHIBIT F

DIVISION OF WORK

[*]

Other:

[*]

*	Confidential Treatment Requested

F-2